Exhibit 3.1a

Text of

Amendment to the Second Article

of the

Articles of Incorporation

of

PolyOne Corporation

as filed with the Ohio Secretary of State

November 25, 2003:

SECOND: The place in the State of Ohio where the principal office of the Corporation shall be located is in the City of Avon Lake, County of Lorain.